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FIRST COMMONWEALTH FINANCIAL CORPORATION

Exhibit 23.2 - CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
First Commonwealth Financial Corporation:


        We consent to incorporation by reference in the registration statement (No. 33-55687) on Form S-8 of First Commonwealth Financial Corporation of our report dated February 17, 1999, relating to the consolidated balance sheet of Southwest National Corporation and subsidiary as of December 31, 1998, the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1999, annual report on Form 10-K of First Commonwealth Financial
Corporation.






                                                    /S/KPMG LLP

Pittsburgh, Pennsylvania
March 29, 2000